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                                                                    EXHIBIT 99.1



                                                             [BAKER HUGHES LOGO]
[NEWS RELEASE]
Contact:                                              Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039                                   P.O. Box 4740
gary.flaharty@bakerhughes.com                         Houston, Texas 77210-4740
Kyle J. Leak (713) 439-8042
kyle.leak@bakerhughes.com

BAKER HUGHES ANNOUNCES MANAGEMENT CHANGES

HOUSTON, Texas - July 29, 2003. Baker Hughes Incorporated (BHI - NYSE, PCX, EBS) announced today four management changes that will be effective August 25, 2003.

James R. Clark will be joining the corporate office as vice president, marketing and technology and will report directly to Mike Wiley. In his new position Mr. Clark will be accountable for the continued development of the enterprise marketing and technology strategy including project management, e-business and marketing communications. Mr. Clark is currently serving as the president of Baker Petrolite.

Ed Howell will become president of Baker Petrolite. Mr. Howell is currently serving as president of Baker Oil Tools. Doug Wall will become president of Baker Oil Tools. Mr. Wall is currently serving as president of Hughes Christensen. Trevor Burgess will become president of Hughes Christensen. Mr. Burgess is currently serving as vice president of marketing and technology. Mr. Howell, Mr. Wall and Mr. Burgess will report directly to Andy Szescila.

Michael E. Wiley, Baker Hughes' chairman, president, and chief executive officer, said, "These changes are being made to further the development of our executive management team and strengthen Baker Hughes. All four executives have made significant contributions to Baker Hughes during their tenure. Rod Clark has helped define a strategic direction for Baker Petrolite while consistently improving performance. Ed Howell has built Baker Oil Tools into the premier completion business in our industry. During Doug Wall's tenure at Hughes Christensen the division has grown to record revenues and profitability. Trevor Burgess has been an important advocate and leader on a variety of strategic and marketing issues for our company."

Mr. Wiley continued "These moves further strengthen Baker Hughes as we continue to position ourselves to compete and win in the markets we serve."

BIOGRAPHIES

James R. "Rod" Clark, 52, is president of Baker Petrolite and has been employed by Baker Hughes since 2001. He joined the Company from Consolidated Equipment Companies Inc. where he served as president and CEO. Prior to that, he served as president of Sperry-Sun, a Halliburton company. Mr. Clark also has held financial, operational, and leadership positions with FMC Corporation, Schlumberger, and Grace Energy Corporation. He earned both his bachelor's degree and his Master in Business Administration from the University of Texas.

Edwin C. "Ed" Howell, 55, is president of Baker Oil Tools. Mr. Howell has been employed by Baker Hughes for 28 years, initially spending 14 years at Baker Performance Chemicals before serving the past 14 years as president of


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Baker Oil Tools. He received both his bachelor's degree and Master in Business
Administration from the University of Southern California.

Douglas J. "Doug" Wall, 50, is president of Hughes Christensen, a position he has held since he joined Baker Hughes in 1997. Previously, he was President of Western Rock Bit, then Hughes Christensen's distributor in Canada. He has held a variety of senior executive positions, over a 20 year period, with oilfield services companies in Canada. Mr. Wall holds a bachelor's degree from the University of Calgary and a Master in Business Administration from the University of Alberta.

Trevor Burgess, 49, is vice president of marketing and technology. Mr. Burgess joined Baker Hughes in 1999 as vice president of sales after 20 years in a variety of senior marketing and business development positions at Schlumberger. He holds a bachelor's degree in mathematics, and a doctorate in geostatistics, both from Oxford University in the UK.


Baker Hughes is a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.


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